NEWS RELEASE
FOR IMMEDIATE RELEASE
Investor Relations Contacts:
Jay M. Mitchell
Treasurer
(281) 878-5610
jay.mitchell@grantprideco.com
Matthew D. Fitzgerald
Senior Vice President and CFO
(281) 878-5605
matt.fitzgerald@grantprideco.com
GRANT PRIDECO REPORTS EPS OF $0.79
ON A 36% REVENUE INCREASE
     HOUSTON, TEXAS, July 24, 2006 — Grant Prideco, Inc. (NYSE:GRP) today announced record revenues and earnings for its second quarter 2006. Net income increased to $105.6 million ($0.79 per diluted share) on a 36% increase in revenues to $431.8 million. These results compare to net income of $25.8 million ($0.20 per diluted share) on revenues of $316.9 million in last year’s second quarter. Last year’s second quarter includes refinancing charges of $35.4 million ($0.18 per diluted share, net of tax) related to the Company replacing its bank credit facility and the early redemption of its 9 5/8% Senior Notes.
     “We are pleased to report another quarter of record earnings due to strong demand for our products and services,” commented Michael McShane, Chairman and CEO of Grant Prideco. “In addition to strong product demand, each of our divisions is realizing the benefits of pricing improvements, new product introductions and increasing manufacturing and operational efficiencies. As a result, Drilling Products, ReedHycalog and Tubular Technology and Services generated operating income margins of 37%, 35% and 29%, respectively.”
     Operating Income Margins Increased
     Consolidated revenues increased by $114.8 million, or 36%, compared to last year’s second quarter, as worldwide drilling activity increased 16%. Consolidated operating income margins increased to 30% from 23% for the same prior year period. Other operating expenses (sales and marketing, general and administrative and research and engineering) were reduced to 17% of revenues from 21% for the same prior year period.

     Other Items
     Interest expense decreased by $5.6 million, reflecting lower year-over-year debt balances due to significant free cash flow and a debt restructuring in 2005, which reduced the Company’s average interest rate. Equity income from the Company’s unconsolidated affiliates increased to $37.3 million from $13.1 million in last year’s second quarter, primarily reflecting increased earnings at Voest-Alpine Tubulars (VAT) due to increased volumes and pricing of its seamless tubulars. Sales were especially strong into China, Russia and the Middle East. In addition, losses from the Company’s IntelliServ operation, previously accounted for as an equity investment, are now included in operating income. Other income (expense), net decreased from income of $3.5 million in the second quarter of 2005 to a loss of $1.6 million primarily due to foreign exchange losses.
     The Company’s effective tax rate improved to 32.7% for the second quarter of 2006 compared to 34.1% in last year’s second quarter primarily due to increased utilization of foreign tax credits.
     The Company’s debt to book capitalization was 14.7% at June 30, 2006. Strong free cash flow, including an $88 million dividend from VAT, resulted in cash and short-term investments of $146.9 million. During the quarter, the Company repurchased 709,600 shares of its stock at a total purchase price of $31.3 million. This brings total share repurchases this year to $51.5 million.
     SEGMENT RESULTS
     Drilling Products and Services
     Revenues for the Drilling Products and Services segment were a record $213.6 million during the quarter, which represents a 48% increase over last year’s second quarter. Operating income increased by 82% to $78.7 million, and operating income margins increased to 37% from 30% in last year’s second quarter. These results reflect increased volumes and improved pricing. Drill pipe footage sold increased by 33% and average sales price per foot increased by 17%. Backlog for this segment increased to a record $1.1 billion at June 30, 2006, which includes 17.4 million feet of drill pipe orders. This segment’s order book continues to build with a book-to-bill ratio of 2 to 1 during the quarter.
     Drill Bits
     Revenues for the Drill Bits segment increased by 25% to $116.2 million and operating income increased by 98% to a record $40.8 million. Operating income margins increased to 35% from 22% in last year’s second quarter. These increases reflect improved pricing in all markets, favorable product mix and incremental revenues for coring services resulting from the Corion acquisition in July 2005. International revenues increased by 31% with the largest increases in the Middle East, Russia and U.K. Additionally, this segment continues to benefit from cost reductions in its PDC cutter and roller cone manufacturing processes. ReedHycalog also benefited from the continued penetration of its Raptor ™ product line which now represents approximately 20% of its total fixed cutter production.
     Tubular Technology and Services
     Revenues for the Tubular Technology and Services segment increased by 28% to $101.8 million. Operating income increased by 52% to $29.2 million, and operating income margins increased to 29% from 24% in last year’s second quarter. The results reflect improved pricing at TCA’s heat-treating facility, increased sales and improved pricing at XL Systems and increased sales of higher-margin products at Tube-Alloy.
     Corporate/Other
     Corporate/Other expenses for the second quarter of 2006 increased to $18.7 million from $11.7 million for the same period last year. This increase is primarily due to operating costs related to the IntelliServ division, which the Company began consolidating after its acquisition in September 2005. Additionally, in connection with the Company’s adoption of SFAS 123(R), which requires companies to begin expensing the estimated cost of stock option grants, the Company recorded additional stock based compensation expense of $1.1 million in the second quarter of 2006.
     OUTLOOK
     Chairman and CEO, Michael McShane commented, “Looking forward, we anticipate both volume and pricing increases will lead to near-term earnings improvement. Record backlog and recent capacity increases in our Drilling Products division give us excellent visibility extending into 2007. We are also anticipating continued growth internationally in our ReedHycalog and Tubular Technology segments. As a result, we are increasing our earnings forecast for the fiscal year 2006 to approximately $3.20 per share, excluding any unusual items.”
     Grant Prideco (http://www.grantprideco.com), headquartered in Houston, Texas, is the world leader in drill stem technology development and drill pipe manufacturing, sales and service; a global leader in drill bit technology, manufacturing, sales and service; and a leading provider of high-performance engineered connections and premium tubular products and services.
     Conference Call
     Grant Prideco’s conference call to discuss second quarter financial results is scheduled for Tuesday, July 25, 2006 at 8:30 a.m. EDT,
(7:30 a.m. CDT, 5:30 a.m. PDT) and is accessible by dialing (800) 374-1805. For further information on the call or the webcast, please visit the Company’s website at www.grantprideco.com or see the Company’s press release announcing the earnings conference call dated May 23, 2006.
     To the extent not provided in the call, reconciliations of any non-GAAP financial measures discussed in the call will be available on the Investor Relations page of Grant Prideco’s website.
This press release contains, and statements made during our conference call relating to this press release may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Grant Prideco’s prospects for its operations and future demand for its products and services, all of which are subject to certain risks, uncertainties and assumptions. These risks, uncertainties and assumptions, which are more fully described in Grant Prideco, Inc.’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, include the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Grant Prideco’s products, expectations for modestly improving demand for our drill stem products, increased competition in the Company’s premium connection markets, expectations relating to Grant Prideco’s ability to maintain and increase pricing in its various product lines, expectations that we will be able to pass through raw material price increases to our customers, foreign currency issues and unexpected changes in exchange rates, impact of geo-political and other events affecting international markets and trade, Grant Prideco’s ability to remain on the leading edge of technology in its products and successfully introduce and integrate new products and processes, the impact of international and domestic trade laws, unforeseen or unexpected litigation or claims, manufacturing difficulties and disruptions, and Grant Prideco’s assumptions relating thereto. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respects from those currently anticipated and reflected in Grant Prideco’s forward-looking statements. These results should be considered preliminary until the Company files its Form 10-Q with the Securities and Exchange Commission.

GRANT PRIDECO, INC.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues	$431,784	$316,947	$846,209	$609,043
Operating Expenses:
Cost of sales	227,365	180,277	455,894	348,193
Sales and marketing	37,305	34,654	73,285	66,358
General and administrative	28,490	24,554	56,330	49,076
Research and engineering	8,561	6,189	16,257	11,952

	301,721	245,674	601,766	475,579

Operating Income	130,063	71,273	244,443	133,464
Interest Expense	(3,587)	(9,230)	(7,418)	(19,240)
Other Income (Expense), Net	(1,587)	3,456	(1,847)	4,593
Equity Income in Unconsolidated Affiliates	37,312	13,129	64,661	17,922
Refinancing Charges	—	(35,432)	—	(35,432)

Income Before Income Taxes and Minority Interests	162,201	43,196	299,839	101,307
Income Tax Provision	(52,993)	(14,724)	(96,057)	(34,193)

Income Before Minority Interests	109,208	28,472	203,782	67,114
Minority Interests	(3,621)	(2,644)	(5,765)	(4,620)

Net Income	$105,587	$25,828	$198,017	$62,494

Basic Net Income Per Share	$0.80	$0.21	$1.51	$0.50

Basic Weighted Average Shares Outstanding	131,472	125,858	131,444	125,546

Diluted Net Income Per Share	$0.79	$0.20	$1.48	$0.48

Diluted Weighted Average Shares Outstanding	133,659	129,310	133,765	128,899

Cash Flow Data:
Depreciation and amortization	$11,927	$11,088	$24,026	$22,206
Cash provided by operating activities	122,917	60,401	186,453	86,693
Cash used in investing activities	(78,692)	(5,136)	(88,425)	(13,210)
Cash used in financing activities	(17,283)	(106,009)	(40,015)	(97,177)
Capital expenditures (a)	18,401	4,864	28,368	13,963

	June 30,	December 31,
	2006	2005
Balance Sheet Data:	(Unaudited)
Total assets	$1,750,574	$1,540,284
Total debt	206,974	224,529
Total liabilities	550,545	544,129
Stockholders’ equity	1,200,029	996,155

Backlog at Period Ended	$1,200,484	$813,582
(a) Capital expenditures for property, plant, and equipment excludes acquisitions of businesses.

GRANT PRIDECO, INC.
SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Revenues:
Drilling Products and Services	$213,586	$144,356	$407,845	$272,706
Drill Bits	116,239	93,089	233,030	183,715
Tubular Technology and Services	101,786	79,502	205,059	152,622
Corporate and Other	173	—	275	—

	$431,784	$316,947	$846,209	$609,043

Operating Income (Loss):
Drilling Products and Services	$78,749	$43,184	$143,761	$79,551
Drill Bits	40,814	20,568	76,372	42,190
Tubular Technology and Services	29,237	19,225	60,480	34,486
Corporate and Other	(18,737)	(11,704)	(36,170)	(22,763)

	$130,063	$71,273	$244,443	$133,464

Depreciation and Amortization:
Drilling Products and Services	$3,277	$3,399	$6,577	$6,985
Drill Bits	3,992	3,761	8,081	7,401
Tubular Technology and Services	3,064	2,895	6,162	5,912
Corporate and Other	1,594	1,033	3,206	1,908

	$11,927	$11,088	$24,026	$22,206

Capital Expenditures for Property,
Plant and Equipment:
Drilling Products and Services	$7,519	$1,964	$12,014	$4,770
Drill Bits	5,615	1,564	7,809	3,612
Tubular Technology and Services	2,326	889	4,264	3,318
Corporate and Other	2,941	447	4,281	2,263

	$18,401	$4,864	$28,368	$13,963

OTHER INFORMATION AT JUNE 30, 2006:
Total Debt	$206,974
Total Stockholders’ Equity	1,200,029

Total Book Capitalization	$1,407,003

Debt to Book Capitalization	14.7%
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